Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Cheer Holding, Inc. (ROC # 332415) (the “Company”)

TAKE NOTICE that at the Annual General Meeting of the shareholders of the Company held on 7 July 2026, the following resolution was passed:

RESOLVED, as an ordinary resolution, that the authorised share capital of the Company be increased from US$500,699.95 divided into 3,333,333 Class A ordinary shares of a par value of US$0.15 each, 500,000 Class B ordinary shares of US$0.001 each and 2,000,000 preferred shares of a par value of US$0.0001 each to US$7,500,700.00 divided into 50,000,000 Class A ordinary shares of a par value of US$0.15 each, 500,000 Class B ordinary shares of US$0.001 each and 2,000,000 preferred shares of a par value of US$0.0001 each by the creation of an additional 46,666,667 Class A ordinary shares of a par value of US$0.15 each.

/s/ Cynthia Cansell
Cynthia Cansell
Senior Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 7th day of July 2026

Filed: 07-Jul-2026 14:56 EST
www.verify.gov.ky File#: 332415	Auth Code: F35115496916